UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report
(Date of earliest event reported): September 1, 2011

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2002 Summit Boulevard, Sixth Floor
Atlanta, Georgia 30319
(Address of principal executive office)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

On September 1, 2011, Ocwen Financial Corporation (“Ocwen”) completed its acquisition of (i) all the outstanding partnership interests of Litton Loan Servicing LP (“Litton”), a subsidiary of The Goldman Sachs Group, Inc. (“Seller”) and provider of servicing and subservicing of primarily non-prime residential mortgage loans (the “Business”), and (ii) certain interest-only servicing strips previously owned by Goldman Sachs & Co., also a subsidiary of Seller. These transactions and related transactions (herein referred to as the “Transaction”) were contemplated by a Purchase Agreement (the “Agreement”) between Ocwen and Seller dated June 5, 2011 which was described in, and filed with, Ocwen’s Current Report on Form 8-K dated June 6, 2011. The Transaction resulted in the acquisition by Ocwen of a servicing portfolio of approximately $38.6 billion in unpaid principal balance of primarily non-prime residential mortgage loans (“UPB”) as of August 23, 2011 and the servicing platform of the Business.

The purchase price for the Transaction was $247.2 million, which was paid in cash by Ocwen at closing. In addition, Ocwen paid $296.4 million to retire a portion of the outstanding debt on an advance facility previously provided by an affiliate of Seller to Litton. To finance the Transaction, Ocwen received a senior secured term loan facility of $575 million with Barclays Capital as lead arranger and also entered into a new facility with the Seller to borrow approximately $2.1 billion against the servicing advances associated with the Business.

The actual purchase price differed from the estimated base purchase price of $263.7 million disclosed in the current report on Form 8-K filed by Ocwen on June 6, 2011 as a result of certain adjustments specified in the Agreement for changes in Litton’s estimated closing date net worth, servicing portfolio UPB and advance balances, among others. The purchase price may be further adjusted as these estimated closing-date measurements are finalized after the closing date.

In connection with the Transactions, Ocwen, Goldman Sachs Bank USA, Litton and the New York State Banking Department have entered into an agreement (the “NY Agreement”) that sets forth certain loan servicing practices and operational requirements. No fines, penalties or other payments were assessed against Ocwen or Litton under the terms of the NY Agreement. We believe the NY Agreement will not have a material impact on our financial statements.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this Current Report on Form 8-K reflect the company’s current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The company’s performance is also subject to factors identified in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The financial statements required by this item are not being filed with this Current Report. The required financial statements will be filed with the Commission as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)           Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed with this Current Report. The information required by this item will be filed with the Commission as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

By:	/s/ John Van Vlack
John Van Vlack
Executive Vice President, Chief Financial Officer
and Chief Accounting Officer
(On behalf of the Registrant and as its principal
financial officer)

Date: September 1, 2011

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